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                               Exhibit (h)(34)

             FundVest Institutional No Transaction Fee Agreement





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               FUNDVEST INSTITUTIONAL NO TRANSACTION FEE AGREEMENT

This Agreement is made as of ________________________, 1999, between Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation ("Pershing"), a Delaware Corporation, and The One Group Services Company ("Fund Agent"), and One Group Mutual Funds ("Fund").

WHEREAS it is understood that Pershing functions primarily as a clearing agent for introducing broker-dealers/correspondents and in such capacity performs traditional operational functions, including execution and clearance of trades and holding customers funds and securities, and that certain of these broker-dealers/correspondents have agreed to participate in Pershing's mutual fund no transaction fee program ("FundVest") under the terms and conditions as set forth in a separate agreement between Pershing and the broker-dealer/correspondent ("Participating Correspondent(s)");

WHEREAS the terms and conditions set forth herein apply to mutual fund transactions for funds participating in FundVest effected either on behalf of customers of Participating Correspondents or customers of Pershing ("Client/Shareholder(s)");

WHEREAS the Fund wishes to have Pershing or a Participating Correspondent act as a sub-transfer agent for the Fund with respect to shares of the Fund held under the FundVest program.

WHEREAS the Fund Agent wishes to have Pershing or Participating Correspondents provide, on its behalf, certain administrative services with respect to Client/Shareholders of such Fund;

WHEREAS such services will be performed pursuant to the terms and conditions as set forth herein and in the manner described in Schedule II attached hereto;

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.   Services
     --------

     During the term of this Agreement, Pershing or Participating Correspondents will perform sub-transfer agency and shareholder services as set forth in
     Schedule III attached hereto (the "Services"). Such Schedule may be amended from time to time with mutual consent of the parties.

2.  Fees
    ----

     a. For performance of Services, Pershing shall receive a fee (the "Fee") which will be calculated and paid as provided in Schedule IV attached hereto. Fees are solely for sub-transfer agency, shareholder servicing and other administrative services provided by Pershing or Participating Correspondents and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services. Fees shall be payable on all shares of the Fund being held by Pershing for Client/Shareholders excluding: (i) shares held by Pershing for such Client/ Shareholders prior to the effective date of Agreement with Fund Agent; (ii) shares first placed into a Client/Shareholders account after the termination of the Agreement with such Fund; (iii) shares on which Pershing or Participating Correspondent has, upon purchase, assessed any transaction fee.

         The total number of shares of the funds upon which Fees are due Pershing are referred to within this Agreement as program shares ("Program Shares"). This Fee is in addition to any service or 12b-1 fees due and payable by Fund Agent to Pershing or Participating




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         Correspondent pursuant to any existing l2b-1 or service agreements between Fund Agent and Pershing or Participating Correspondent.

      b. Fund Agent's sole responsibility for Fee payment shall be to Pershing.

      c. In the event that Schedule III is revised, the parties agree, in good faith, to negotiate a revision of fees set forth in Schedule IV.

3.   Transaction Charges
     -------------------

     Pershing or any Participating Correspondent shall not, during the term of this Agreement, assess against, or collect from, Client/Shareholders, any transaction fee upon the purchase or redemption of any Fund's shares that meet the minimum purchase criteria set forth in this Agreement, except as noted in Section 4 below. Client/Shareholder purchases not meeting the criteria as set forth herein may be charged a transaction fee by the Participating Correspondent or Pershing, as the case may be, and will not be included in Fee invoices presented to Fund for payment.

4.   Short Term Redemptions
     ----------------------

     It is hereby understood that Pershing or Participating Correspondents may apply a redemption fee for any short-term redemption of shares purchased within specified time frames.

5.   Indemnification
     ---------------

      a. Pershing shall indemnify and hold harmless Fund Agent, the Fund, their directors' officers, employees, and agents (hereinafter "Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorney's fees) incurred by any of them and arising as a result of: (i) Pershing's dissemination of information (oral or written) regarding the any Funds, that is materially incorrect and that was not provided to Pershing, or approved by such Fund, any of its affiliated persons (as defined in the Investment Company Act of 1940, as amended (the "1940 Act") (affiliates) or agents; or (ii) Pershing's willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent the losses are a result of the negligence, willful misconduct, or breach of this Agreement by an Indemnified Party or (iii) the failure of Pershing to comply with any provision hereof or the breach of any representation or warranty herein (including the Schedules hereto).

     b. Fund Agent hereby agrees to indemnify Pershing and Participating Correspondents their directors, officers, employees, and agents (hereinafter, "Indemnified Parties") from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorney's fees) to which Pershing or Participating Correspondents may become subject as a result of (i) Fund Agents violation of any law, rule or regulation, at common law or otherwise, including any related to or in connection with the offering for sale of Fund shares, (ii) dissemination of any information, advertising or promotional material regarding Fund, that is materially incorrect, inaccurate or misleading and which was provided or generated by Fund Agent or any of its affiliated persons (as defined in the Investment Company of 1940, as amended (the "1940 Act")); or (iii) willful misconduct or negligence in the performance of, or failure to perform, its obligations pursuant to this Agreement except to the extent the losses are a result of the negligence or willful misconduct of an Indemnified Party.

     c. In any event, no party shall be liable for any special, consequential or incidental damages.


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     d.  In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which any party (the "Indenmitor") may be required to indemnify another party (the "Indemnitee"), the Indemnitee shall promptly notify the Indemnitor of such assertion or loss, and shall keep the INDEMINITOR ADVISED WITH RESPECT to all developments concerning any such claim. The Indemnitor shall have the option to participate at its expense with the Indemnitee in the defense of any such claim. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor's prior written consent.

     e.  This Section 5 shall survive termination of this Agreement.

6.   Role of Parties
     ---------------

     The parties acknowledge and agree that the Services under this Agreement are sub-transfer agent, recordkeeping, shareholder communication, and related services only and are not the services of an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the Investment Company Act of 1940. This Agreement does not grant Pershing or Participating Correspondents any right to purchase shares from any Fund (although it does not preclude them from purchasing any such shares), nor does it constitute Pershing or Participating Correspondent an agent of the Fund Agent for purposes of selling shares of any Fund to any dealer or to the public. To the extent Pershing or Participating Correspondent is involved in the purchase of shares of Fund by Client/Shareholders, such involvement will be as agent of such Client/Shareholders only.

7.   Information to be provided
     --------------------------

     The Fund Agent shall provide to Pershing, prior to the effectiveness of this Agreement, or as soon thereafter as possible, a copy of the current prospectus and statement of additional information for each Fund participating in the program described herein. The Fund Agent shall provide Pershing with written copies of any amendments to, or changes in such documents as soon as possible after such amendments or changes become available.

8.   Notices
     -------

     All notices required under this Agreement must be in writing and delivered either personally or via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit, first class postage prepaid, in the United States mail, whichever is earlier.

     All such notices shall be made:
     If to Pershing, to:            Pershing Division of Donaldson, Lufkin
                                    & Jenrette Securities Corporation
                                    One Pershing Plaza
                                    Jersey City, New Jersey 07399

     with a copy to: Attention: General Counsel (at the same address); if to the Fund Agent, to the address as given below in the signature block, with a copy to the General Counsel (at the same address).

9.   Nonexclusivity
     --------------

     Each Party acknowledges that the other may enter into agreements, similar to this one, with other parties, for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.



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10.  Assignability
     -------------

     This Agreement is not assignable by any party without the other party's prior written consent. Any attempted assignment in contravention hereof shall be null and void; provided, however, that Pershing or the Fund may assign its rights and obligations under this Agreement to any Affiliate.

11.  Schedules
     ---------

     All Schedules attached to this Agreement (as they may be amended from time to time) are, by this REFERENCE, INCORPORATED INTO, AND MADE A PART of, this Agreement.

12.  Entire Agreement Amendment
     --------------------------

     This Agreement (including the Schedules attached hereto), constitutes the entire agreement between the parties with regard to the subject matter herein. Additionally, these materials supersede any and all agreements, representations and warranties, whether written or oral, made prior to the execution of this Agreement. This Agreement and the Schedules attached hereto may be amended only by a writing executed by each party to be bound by the amendment.

13.  Governing Law
     -------------

     This Agreement will be governed by, and interpreted under, the laws of the State of New York as applied to contracts entered into and to be performed entirely within that state.

14.  Counterparts
     ------------

     This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

15.  Effectiveness of Agreement Termination
     --------------------------------------

     a. This Agreement will become effective as to a Fund as of (i) the date set forth on Schedule I opposite the name of the Fund; or (ii) such later date as Pershing may, in its discretion, designate.

     b. This Agreement shall have an initial term of one (1) year after which it may be terminated, as to one or more Funds (as reflected in Schedule I), by either party (i) upon sixty (60) days written notice to the other parties; or (ii) upon such shorter notice as is required by law, order, or instruction from a court of competent jurisdiction, regulatory body, or self-regulatory organization with jurisdiction over the terminating party; or (iii) automatically, effective on the day following termination of any plan of distribution ("Rule 12b-1 Plan") adopted and maintained pursuant to Rule 12b-1 under the 1940 Act by any fund that has a Rule 12b-1 Plan in effect as of the effective date of this Agreement, provided that a portion of the Fee is paid pursuant to the Rule 12b-1 Plan to; (iv) Fund Agent's non-performance of responsibilities including, but not limited to, non-payment of Fees.

     c. Upon termination as to a Fund, Fund Agent will not be obligated to pay the Fee with respect to any shares of the Fund that become part of a Client/Shareholders account after the date of such termination. However, notwithstanding any such termination, the Fund will remain obligated to pay Pershing the Fee as to each share of such Fund that was considered when calculating the Fee as of the date of termination (a "Pre-Termination Share"), for so long as such Pre-Termination Share is held in any Client/Shareholders account and Pershing or Participating Correspondent continues to perform the Services as to such shares.

16.  Confidentiality
     ---------------

     Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agents or representatives during the term of this Agreement (the


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     "Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business. Each party agrees to use its best efforts (the same being not less than that employed to protect his own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the other on a need-to-know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary information.

     Each party shall be liable under this Agreement to the other for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This section shall continue in full force and effect notwithstanding the termination of this Agreement.

17.  Custody
     -------

     Fund acknowledges that Fund shares maintained by the Fund for Client/Shareholders hereunder are held in custody for the exclusive benefit of Client/Shareholders and shall be held free of any right, charge, security interest, lien or claim against Pershing or Participating Correspondents in favor of the Fund or its agents acting on behalf of the Fund.

18.  Additional Terms applicable to One Group
     ----------------------------------------

     The names 'One(R) Group Mutual Funds' and 'Trustees of One(R) Group Mutual Funds' refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of 'One(R) Group Mutual Funds' entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.


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IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Agreement.

Fund Agent: The One Group Services Company      Pershing Division of Donaldson,
                                                Lufkin & Jenrette Securities
By:    /s/  Mark S. Redman                      Corporation
   ------------------------------------

Print Name:  Mark S. Redman                     By:  /s/ John C. Colas
            ---------------------------             ----------------------------

Title:   President                              Print Name:  John C. Colas
       --------------------------------                    ---------------------

Address:  3435 Stelzer Road                     Title: Senior Vice President
          -----------------------------                -------------------------
                Columbus, OH 43219
---------------------------------------


One Group Mutual Funds

By: /s/ James T. Gillespie
    -----------------------------------

Print Name:  James T. Gillespie
            ---------------------------
Title:  Vice President
      ---------------------------------
Address:  3435 Stelzer Road
         ------------------------------
                Columbus, OH 43219
---------------------------------------


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                                   SCHEDULE I

                    Fund                                              Date

One Group High Yield Bond Fund Class A                               5/l/99
One Group Bond Fund Class A                                          5/l/99
One Group Balanced Fund Class A                                      5/l/99
One Group Large Cap Growth Fund Class A                              5/l/99
One Group Large Cap Value Fund Class A                               5/l/99
One Group Mid Cap Growth Fund Class A                                5/l/99
One Group International Equity Index Fund Class A                    5/l/99
One Group Mid Cap Value Fund Class A                                 5/l/99
One Group Equity Income Fund Class A                                 5/l/99
One Group Diversified Equity Fund Class A                            5/l/99
One Group Small Cap Growth Fund Class A                              5/1/99
One Group Investor Balanced Fund Class A                             5/l/99
One Group Investor Conservative Growth Fund Class A                  5/1/99
One Group Investor Growth Fund Class A                               5/l/99
One Group Investor Growth & Income Fund Class A                      5/l/99
One Group Small Cap Value Fund Class A                               5/l/99
One Group Diversified Mid Cap Fund Class A                           5/l/99



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                                   SCHEDULE II

                OPERATIONAL PROCEDURES RELEVANT TO THE AGREEMENT

Unless processed using the NSCC FundServ and/or Networking interfaces in the customary manner as prescribed by the NSCC, or as amended by mutual agreement whether verbally or in writing, operational responsibilities will be executed as outlined below in paragraphs (1), (2), and (3).

(1) NON FUNDSERV PURCHASE AND REDEMPTION ORDERS

Pershing will aggregate and calculate purchase and redemption orders for shares of a Fund that it has accepted as placed by Client/Shareholders prior to the close of trading on the New York Stock Exchange, and will communicate to Fund Agent such orders for each Fund for each business day. Fund Agent agrees that such orders will receive the applicable Fund's closing net asset value for that business day, provided they have been received by Pershing by 4:00 p.m. (Eastern time) and are communicated to Fund by 8:00 p.m. Eastern Time.

(2) SETTLEMENT OF NON FUNDSERV TRADES

Both Pershing and Fund will use their best efforts to cause to be transmitted by wire on the Business Day immediately following trade date (settlement date) to an account as directed by the counterpart, the proceeds of all redemption orders and the purchase price of all purchase orders.

(3) ACCOUNT ACTIVITY AND DISTRIBUTION INFORMATION (OMNIBUS OR HOUSE ACCOUNTS)

(a) Fund shall cause to be provided to Pershing confirmations of Fund activity in the form of statements detailing activity no less frequently than monthly, as well as other information as may reasonably be requested by Pershing.

(b) Fund shall cause to be provided to Pershing all distribution announcement information (ex. dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as it is announced by each Fund.



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                                  SCHEDULE III

Schedule of services to be performed by Pershing or Participating Correspondent
(s) pursuant to this Agreement.

 1. Pershing/Participating Correspondent represents and warrants that it has and will continue at all times to have the necessary facilities, equipment and personnel to perform the services hereunder in a businesslike and competent manner and its system complies with any applicable laws, rules and regulations related to the services to be provided under this Agreement, including the maintenance and preservation of all records and registrations required by any applicable laws, rules and regulations.

 2. Client/Shareholders are aware that they are transacting business with Pershing/Participating Correspondent and not the Fund Agent, and will look to Pershing/Participating Correspondent and not the Fund Agent for resolution of problems or discrepancies in their accounts.

 3. PERSHING/PARTICIPATING CORRESPONDENT AGREES THAT IT WILL PERFORM VARIOUS services for the Client/Shareholders in those accounts, including where applicable:

                  -   Establishing and maintaining records of
                      Client/Shareholders' accounts;
                  - Processing purchase and redemption transactions; Confirming Client/Shareholder transactions;
                  -   Answering routine client inquires regarding the Fund;
                  - Assisting clients in changing dividend options, accounts designations and addresses; withholding taxes on non-resident alien accounts;
                  - Disbursing income dividends and capital gains distributions;
                  - Reinvesting dividends and distributions; Preparing and delivering to Client/Shareholders and state and federal authorities, including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Funds as may be required by law, rule or regulation;
                  - Withholding on dividends and distributions as may be required by state or Federal authorities from time to time;
                  -   And such other services as Fund may reasonably request.

     Pershing/Participating Correspondent shall maintain all historical Client/Shareholder records, consistent with requirements of all applicable laws, rules and regulations. Upon the request of the Fund or Fund Agent, Pershing shall provide copies of all the historical records relating to transactions between the Funds and the Client/Shareholders, written communications regarding the Funds to or from the Client/Shareholders and other materials, in each case (1) as are maintained by Pershing in the ordinary course of its business, and (2) as may reasonably be requested to enable the Fund including without limitation its auditors or legal counsel to (A) monitor and review the Services, (B) comply with any request of a governmental or self regulatory organization, (C) verify compliance by Pershing with the terms of this agreement, (D) make required regulatory reports, or (E) perform general customer supervision. Pershing agrees that it will permit the Fund Agent to have reasonable access to its personnel and records in order to facilitate the monitoring of the services. Upon the request of Pershing, Fund Agent shall provide copies of all the historical records relating to transactions between the Funds and Pershing, written communications regarding the Funds to or from Pershing and other materials, in each case (1) as are maintained by the Fund Agent in the ordinary course of its business and in compliance with applicable law, and (2) as may be requested to enable Pershing to (A) comply with the request of any governmental body or self regulatory organization, (B) verify compliance by the Fund Agent with the terms of this Agreement, (C) make required regulatory reports, or (D) perform general customer supervision.

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4.   Pershing/Participating Correspondent shall make available to Fund Agent (if requested) records or communications necessary to determine the number of Client/Shareholders in each Pershing/Participating Correspondent omnibus account, if applicable.



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                                   SCHEDULE IV

For performance of Services as outlined in Schedule 11 (attached hereto), Pershing shall receive a service fee calculated as follows:

An annual service fee rate of 15 basis points of the average daily market value of Program Shares, to be paid monthly upon receipt of invoice by the Fund Agent from Pershing. Total market value of Program Shares will be calculated daily and averaged throughout the exact number of days in the month to arrive at the average daily market value.

The fee shall be paid by both the Fund and Fund Agent. The Fund shall pay no more than that portion of the fee equivalent to $16 per account for each account holding Program Shares, and the Fund Agent shall pay the remainder of the fee.

Payment shall be made by Fund and Fund Agent to Pershing within 30 days after Fund's receipt of such invoice. Unless otherwise agreed to by Pershing, Fund, and Fund Agent, such payment shall be by wire transfer and shall be separate from other wire transfer payments from the Fund and Fund Agent to Pershing.